Exhibit 10.1

AMENDMENT TO ACCOUNT TRANSFER AGREEMENT

This Amendment dated this 26th day of March, 2008, shall modify that certain Account Transfer Agreement dated December 6, 2007 as amended (the “Agreement”) by and between Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (“WFBC”) and Digerati Networks, Inc. (“Customer”).

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, WFBC and Customer agree as follows:

Sections 1, 5 and 10 of the Agreement are deleted in its entirety and replaced with the following:

“1. Offer of Accounts. At its election from time to time during the term of this Agreement, Seller agrees to offer for sale to WFBC certain of its accounts arising out of sales of goods, or services rendered, by Seller, and to sell to WFBC no less than $350,000 nor more than $5,000,000 a month, of such accounts on the terms set forth in this Agreement such of the offered accounts as WFBC may accept for purchase. WFBC shall have the absolute right in its sole discretion to reject any or all offered accounts, whether or not WFBC has previously purchased accounts of any particular account debtor hereunder. The parties agree that without the prior consent of WFBC, the maximum face amount of accounts that WFBC may purchase hereunder at any time, together with the then outstanding face amount of outstanding accounts previously purchased by WFBC from Seller hereunder, will not exceed Five Million Dollars and no cents ($5,000,000.00), (the “Maximum Credit Facility”). WFBC’s consent to purchase accounts in excess of such amount may be evidenced by WFBC’s acceptance for purchase of such offered accounts.”

“5. Fixed and Variable Discounts. For all domestic accounts, WFBC’s “Fixed Discount” means a discount of 0.0349% of the Net Amount of such account for accounts paid within 1 day and an additional 0.0349% of the Net Amount of such account for each additional 1 day period that an account remains unpaid thereafter.

For all foreign accounts, WFBC’s “Fixed Discount” means a discount of 1.02% of the Net Amount of such account for accounts paid within 1 day and an additional 0.0349% of the Net Amount of such account for each additional 1 day period that an account remains unpaid thereafter.

Termination Fee. If the Agreement is terminated by WFBC upon the occurrence of an Event of Default, or is terminated by Seller, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of WFBC's lost profits as a result thereof, in addition to payment of all principal, interest, fees, expenses and other Obligations, Seller shall pay WFBC upon the effective date of such termination a fee in an amount equal to three-tenths percent (0.3%) of the Maximum Credit Facility plus the then outstanding principal balance of any Advances under this Credit Facility. Such fee shall be presumed to be the amount of damages sustained by WFBC as the result of termination and Seller acknowledges that it is reasonable under the circumstances currently existing.”

“10. Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants to WFBC with respect to each account offered by Seller to WFBC hereunder that (i) Seller is the sole owner of such account, which account is free and clear of any liens, claims, equities or encumbrances whatsoever, and upon each purchase by WFBC of such account, WFBC will own such account free and clear of any liens, claims, equities or encumbrances whatsoever and the consideration received by Seller from WFBC for such account is fair and adequate, (ii) Seller is the sole oblige under such account, and has full power and is duly authorized to sell, assign and transfer such account to WFBC hereunder, and the date of sale of such account is not more than 60 days after the date of the original invoice relating to such account, (iii) Seller has no knowledge of any fact which would lead it to expect that, at the date of sale of such account to WFBC, such account will not be paid in the full stated amount when due, (iv) such account arises out of a bona fide sale of conforming goods or the bona fide rendition of services by Seller, and all underlying goods have been delivered to the account debtor, or all underlying services have been rendered by Seller, in complete fulfillment of all of the terms and conditions of a fully executed, delivered and unexpired contract with the account debtor, and the account debtor has accepted the goods or services to which the account relates, (v) unless WFBC agrees to the contrary in writing, such account is denominated and payable only in United States dollars, (vi) such account constitutes the legal, valid and binding payment obligation of the account debtor, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditor’s rights generally), (vii) such account is current and not past due, has not been paid by or on behalf of the account debtor in whole or in part, and is not and will not be subject to any dispute, rescission, set-off, recoupment, defense or claim by the account debtor, whether relating to price, quality, workmanship, delay in delivery, set-off, counterclaim or otherwise, and the account debtor has not and will not claim any defense of any kind or character (other than bankruptcy or insolvency arising after the date of sale of such account to WFBC hereunder) against payment of such account, and (viii) as of the date of purchase by WFBC of such account the account debtor with respect to such account is not a debtor in any bankruptcy proceedings, insolvent, undergoing composition or adjustment of debts or unable to make payment of its obligations when due. Seller further represents and warrants to WFBC that (a) the execution, delivery and performance of this Agreement by Seller have been duly authorized and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, (b) Seller is not a debtor in any bankruptcy proceedings, insolvent, undergoing composition or adjustment of debts or unable to make payment of its obligations when due and no petition in bankruptcy has been filed by or against Seller or any affiliate thereof, nor has Seller or any of its affiliates filed any petition seeking an arrangement of its debtors or for any other relief under the United States Bankruptcy Code (the “Bankruptcy Code”), and no application for appointment of a receiver or trustee for all or a substantial part of the property of Seller or any affiliate thereof is pending, nor has Seller or any affiliate thereof made any assignment for the benefit of creditors, (c) Seller is not in default of any debt or obligation to any lender or other creditor, and (d) Seller’s principle place of business, chief executive office, location where the records concerning its books of account and contract rights are kept, and location of any property subject to the security interest granted in Section 7 hereof, unless changed upon notice to WFBC complying with the next following sentence and Section 15 of this Agreement, is its “Address for Notices” described in Section 15 hereof, (e) Seller and each Guarantor is solvent, is able to pay its or his debts as they become due, and has no outstanding liens, suits, garnishments, bankruptcies, or court actions which could render it or him insolvent, (f) all federal, state, county, city, and other taxes, including without limitation, income taxes, payroll taxes, real estate taxes, and sales taxes which are due and owing by Seller have been paid, and by the execution hereof, Seller certifies that all future taxes, of any kind and character, will be paid when due. Seller agrees not to change the location of its principal place of business or chief executive office, the location where its records concerning its books of account or contract rights are kept, or the location of any property subject to the security interest granted in Section 7 hereof, without giving at least 15 days advance written notice thereof to WFBC.

Each representation and warranty of Seller contained in this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of each sale of accounts to WFBC hereunder.

Seller agrees to indemnify and hold WFBC harmless against any breach by Seller of any representation, warranty or agreement of Seller contained in this Agreement, and against any claims or damages arising out of the manufacture, sale, possession or use of, or otherwise relating to, goods, or the performance of services, associated with or relating to accounts or related rights purchased (or with respect to which a security interest is granted) hereunder.

Seller agrees to notify WFBC immediately of any breach by Seller of any representation, warranty or agreement of Seller contained herein or should any representation, warranty or agreement made herein become untrue or false at any time. Seller further agrees to notify WFBC immediately of the assertion by any account debtor of any dispute or other claim (including any defense or offset asserted by any account debtor) with respect to any account sold to WFBC hereunder, or with respect to any related goods or services. Upon WFBC’s request, Seller agrees to settle, at its own expense and for the benefit of WFBC any such dispute or claim upon such terms as WFBC may in its sole discretion deem advisable or (ii) to assign the related account to Seller, without recourse to WFBC, and charge any unpaid balance with respect thereof (up to the amount of the Initial Payment with respect thereto and WFBC’s Discount and Fees (through the date of such change) with respect thereto) against any amounts withheld by WFBC from Reserves pursuant to Section 6 hereof or against such other funds, WFBC may require Seller to pay (and Seller hereby agrees to pay) to WFBC on demand any such unpaid balance. Seller agrees to notify WFBC in advance of the filing of any voluntary bankruptcy proceeding or any other voluntary insolvency proceeding.”

Except as specifically set forth herein, the Agreement is unchanged and is in full force and effect.

WELLS FARGO BANK, NATIONAL ASSOCIATION		Digerati Networks, Inc a Texas Corporation

By:	Scott R. McArron	By:	Arthur L. Smith
(Print)
By:	/s/ Scott R. McArron	By:	/S/ Arthur L. Smith

	(Sign)		(Sign)

Title:	Vice President-Division Manager	Title:	CEO & President

Date:	March 26, 2008	Date:	March 26, 2008